Exhibit 4.9

Manufacture and supply agreement

Consolidating all agreed amendments as at 1 April 2025 to the original agreement signed 6 April 2018

Mayne Pharma International Pty Ltd (Mayne Pharma) Immuron Ltd (Customer)

Table of contents

Table of contents		2

Details		5

Agreed terms		5

1.	Defined terms & interpretation	5
1.1	Defined terms	5
1.2	Interpretation	8
1.3	Inconsistency	9

2.	Supply and Purchase	9
2.1	Supply and Purchase	9
2.2	Additional Products	9

3.	Specifications	9
3.1	Complete and adequate	9
3.2	Alteration of Specifications	10

4.	Materials	10
4.1	Quality	10
4.2	Customer-Supplied Materials	10
4.3	Specifications	10
4.4	Cost	10
4.5	Tooling	11

5.	Compliance with laws and regulations	11
5.1	Customer's obligations	11
5.2	Mayne Pharma's obligations	11
5.3	Quality agreement	12

6.	Forecasts and Orders	12
6.1	Forecasts	12
6.2	Orders	12
6.3	Stock	13
6.4	Minimum Annual Volumes	13

7.	Price and terms of payment	14
7.1	Prices	14
7.2	Review of Prices	14
7.3	Invoicing and payment terms	14
7.4	Rebates	15

8.	Delivery and passing of risk and title	15
8.1	Delivery	15
8.2	Risk	15
8.3	Title	15

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9.	Acceptance of Product	15
9.1	Certificate of Analysis	15
9.2	Defective Product	15
9.3	Sole remedy	16

10.	Liability, indemnity and insurance	16
10.1	No exclusion or limitation	16
10.2	Exclusion of implied obligations	16
10.3	Limitation of liability regarding matters other than Non-Excludable Obligations	17
10.4	Limitation on claims	17
10.5	Indemnity	17
10.6	Specific indemnity	17
10.7	Insurance	17
10.8	Maintain insurance	18
10.9	Evidence of insurance	18

11.	Confidentiality	18
11.1	Information	18
11.2	Restrictions on disclosure and use	18
11.3	Permitted disclosure	18
11.4	Exceptions	18
11.5	Return of Information	19

12.	Intellectual property rights	19
12.1	Licence by Customer	19
12.2	Warranty by Customer	19
12.3	Indemnity by Customer	19

13.	Termination by a party	19
13.1	Termination without cause	19
13.2	Termination for breach	19
13.3	Notification of events	20
13.4	Accrued rights and remedies	20
13.5	Materials remaining on termination	20

14.	Force majeure	20
14.1	Occurrence of Force Majeure Event	20
14.2	Termination	20
14.3	Consequences of termination	21

15.	Term	21
15.1	Initial Term	21
15.2	Extensions of Initial Term	21
15.3	Further Term	21
15.4	Extensions of Further Term	21

16.	Notices and other communications	21
16.1	Service of notices	21
16.2	Effective on receipt	21

17.	Dispute resolution	22
17.1	No court proceeding unless procedure followed	22
17.2	Notice of Dispute	22
17.3	Negotiations	22
17.4	Arbitration	22

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17.5	Urgent injunctive or other interlocutory relief	22
17.6	Parties not relieved from obligations under this agreement	22
17.7	Confidentiality	22
17.8	Costs	22
17.9	Breach of this clause	22

18.	Tax	22
18.1	Prices are Tax exclusive	22
18.2	GST	23

19.	Anti-corruption	23
19.1	Compliance with laws and regulations	23
19.2	Conflicts of interest	23

20.	Personal Properties Securities Act (PPSA)	24

21.	Miscellaneous	24
21.1	Assignment	24
21.2	Costs	24
21.3	Counterparts	24
21.4	Entire agreement	24
21.5	Further action	24
21.6	Governing law and jurisdiction	24
21.7	No merger	25
21.8	No modification	25
21.9	Non-waiver	25
21.10	Relationship	25
21.11	Rights cumulative	25
21.12	Severability	25
21.13	Survival of obligations	25

Schedule 1 – Commercial Terms		26
Schedule 2 – Agreed Product Unit Prices, Batch Sizes and Minimum Annual Volumes		27
Schedule 3 – Long Lead Time Items		29

Signing page		30

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Details

Date	1 April 2025

Parties

Name	Mayne Pharma International Pty Ltd
Short form name	Mayne Pharma
ABN	88 007 870 984
Notice details	1538 Main North Road, Salisbury South, South Australia 5106, Australia
Facsimile:
Attention:

Name	Immuron Ltd
ABN	80 063 114 045
Short form name	Customer
Notice details	Unit 10, 25-37 Chapman St, Blackburn North 3130 Victoria
Email:
Attention:

Background

A	Mayne Pharma carries on the business of providing contract manufacturing services.

B	The Customer carries on the business of, among other things, selling finished pharmaceutical products, including the Product.

C	On 6 April 2018, the Customer appointed Mayne Pharma as its manufacturer and supplier of the Product, and Mayne Pharma agreed to manufacture and supply the Product to the Customer under this Manufacture and Supply Agreement (“Agreement”).

D	Mayne Pharma and Customer amended the Agreement by Amendment Number One effective 1 July 2021, Amendment Number Two by way of a letter dated 4 April 2023 and Amendment Number Three dated 1 October 2024.

E	Mayne Pharma and Customer now wish to restate the Agreement consolidating the previous amendments, and making further amendments effective as of 1 April 2025, as set out in this iteration of the Agreement.

Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms

In this agreement:

Adverse Drug Event means any untoward medical occurrence in a patient or clinical investigation subject administered with the Product, including any unfavourable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Product, whether or not considered related to the Product.

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Affiliate means, with respect to a party, any person which, directly or indirectly, is controlled by, controls or is under common control with that party. In this definition, control means having the power to exercise or control the right to vote attached to 50% or more of the issued shares in that party, to appoint one half or more of the directors to the board of the party, or to determine substantially the conduct of the party's business activities.

Australian Consumer Law means the Australian Consumer Law set out in Schedule 2 of the Competition and Consumer Act 2010 (Cth).

Batch Size means the minimum batch size for each Product as set out in Schedule 2.

Binding Forecast is defined in clause 6.1(b)(i).

Bulk Product means a pharmaceutical Product which is supplied to the Customer in bulk, not in Packed form.

Business Day means:

(a)	for receiving a notice under clause 16, a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the notice is received; and

(b)	for all other purposes, a day that is not a Saturday, Sunday, bank holiday or public holiday in Adelaide, Australia.

Certificate of Analysis means a document which is signed and dated by an authorised representative of Mayne Pharma certifying that the Product conforms with the Specifications.

Commencement Date means the date specified in item 1 of Schedule 1.

Commercial Year means:

(a)	prior to the Transition Date, the relevant Financial Year;

(b)	on and from the Transition Date, each consecutive 12 month period commencing on the Transition Date or the anniversary of that date, provided that the final Commercial Year shall end on the date of expiry or earlier termination of this agreement).

CPI means the Consumer Price Index, All Groups, Weighted Average of 8 Cities issued by the Australian Bureau of Statistics

Customer-Supplied Materials means materials used in connection with the manufacture of the Product, supplied to Mayne Pharma by the Customer, including those specified in item 5 of Schedule 1.

Defective Product is defined in clause 9.2.

Delivery Date is defined in clause 6.2(c)(i).

Financial Year means a period commencing on 1 July and ending on the earlier of:

(a)	30 June of the following year; or

(b)	the day before the Transition Date (if applicable).

Force Majeure Event means, in relation to a party, anything outside the reasonable control of that party, including:

(a)	any act or omission of a third person (except for an act or omission of the party's representatives);

(b)	industrial action, labour dispute or labour shortage;

(c)	fire, flood, earthquake, elements of nature or act of God;

(d)	riot, civil disorder, rebellion or revolution;

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(e)	failure of utilities or transportation shortage; or

(f)	breakdown of plant or equipment or shortage of materials.

(g)	Epidemic, pandemic, or quarantine

Forecast is defined in clause 6.1(a).

Further Term means the period set out in Schedule 1

Good Manufacturing Practice means the practices and standards identified under the Therapeutic Goods Act 1989 (Commonwealth of Australia) to the extent they relate to the manufacture and testing of medicinal products, including the PIC/s described in the Guide to Good Manufacturing Practices for Medicinal Products, PE009 – 8 – 15 January 2009, as may be amended from time to time, and any replacement of those practices and standards.

Initial Term means the period set out in Schedule 1.

Intellectual Property Rights means all intellectual property rights subsisting anywhere in the world, including:

(a)	patents, copyrights, designs, trade and service marks and any right to have information kept confidential;

(b)	any application or right to apply for registration of any of the rights referred to in paragraph (a),

whether or not such rights are registered or capable of being registered.

Lead Time means, in respect of a Long Lead Time Item, the amount of time prior to delivery that Mayne Pharma requires to procure the Long Lead Time Item, as set out in Schedule 3.

Long Lead Time Item means each item with a Lead time greater than three months, as listed in Schedule 3.

Manufacture includes the process of packing when such packing has been requested by the Customer under this agreement.

Materials means the materials used in connection with the manufacture of the Product, including any Customer-Supplied Materials and Long Lead Time Items.

Minimum Annual Volume means the minimum annual volume for each Product as set out in Schedule 2, as varied by any notice given by Mayne Pharma pursuant to clause 7.2.

Non-Binding Forecast is defined in clause 6.1(b)(ii).

Order is defined in clause 6.2(a).

Packed Product means a pharmaceutical Product supplied to the Customer which has been packaged by Mayne Pharma in primary and secondary pharmaceutical packaging.

Precluded Party is defined in clause 14.1.

Price means the price of each Product as set out in Schedule 2, as varied by any notice given by Mayne Pharma pursuant to clause 7.2.

Product means the product(s) listed in Schedule 2, and includes both Bulk Product and Packed Product.

Regulatory Authority means any governmental authority regulating the use, importation, manufacture, storage, marketing, promotion, distribution and/or sale of therapeutic substances and the grant of any of the regulatory approvals and authorisations required for the manufacture, importation, storage, marketing, promotion, distribution or sale of the Product and, in the case of Australia, includes the TGA.

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Quality Agreement means the technical agreement between the parties detailing the specification and technical terms for the manufacture of the Product, as amended by the parties from time to time in writing and signed by the parties’ authorised representatives.

Quarter means a three-month period ending on 31 March, 30 June, 30 September or 31 December (as the case may be).

Specifications means the specifications with respect to the manufacture, packaging, quality, characteristics (including the raw materials and product specification) and testing of the Product as set out in the Quality Agreement from time to time.

Tax means any tax (including any GST), withholding tax, duties, levies, charges, fees and other imposts of any kind (including any fine or penalty in connection with those items) levied, assessed, charged or collected in connection with this agreement or the performance of services under this agreement, but does not include any income or capital gains tax.

Term means the Initial Term, any extension of the Initial Term, the Further Term and any extension of the Further Term in accordance with clause 15.2.

Transition Date means date of the first invoice issued to the Customer by Mayne Pharma under this agreement for an Order of Packed Product, marking the commencement of supply of Packed Product.

1.2	Interpretation

In this agreement, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this agreement, and a reference to this agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A, dollar or $ is to Australian currency;

(f)	a reference to time is to Adelaide, Australia time;

(g)	a reference to a party is to a party to this agreement, and a reference to a party to a document includes the party's executors, administrators, successors and permitted assigns and substitutes;

(h)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(j)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(k)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it;

(l)	except as expressly provided in this Agreement, the restatement or amendment of this Agreement from time to time shall not affect any rights, obligations, or liabilities that have accrued prior to the effective date of such restatement or amendment. All such rights, obligations, and liabilities shall continue to be enforceable as if the restatement or amendment had not occurred;

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(m)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day; and

(n)	headings are for ease of reference only and do not affect interpretation.

1.3	Inconsistency

If there is any inconsistency between any of the provisions of clauses 1 to 21 and the provision of any annexure or schedule, the provisions of clauses 1 to 21 govern to the extent of any inconsistency.

2.	Supply and Purchase

2.1	Supply and Purchase

Mayne Pharma will manufacture and supply the Products to the Customer in accordance with this agreement, in either Bulk or Packed form as ordered by the Customer from time to time.

2.2	Additional Products

(a)	If the Customer wishes to manufacture one or more products containing the same active ingredients and same dosage form as the Products (each, an Additional Product), the Customer must inform Mayne Pharma before manufacturing such products and give Mayne Pharma a right of first refusal to obtain non-exclusive manufacturing rights for the Additional Products by giving Mayne Pharma a written notice, together with a product brief for such Additional Product (Additional Product Offer). The Additional Product Offer must include principal terms and conditions for said manufacturing of the Additional Product, acceptable to the Customer.

(b)	Within sixty (60) days of receipt of the Additional Product Offer, Mayne Pharma will respond in writing to the Customer (Additional Product Response). Such Additional Product Response must:

(i)	specify the unit price and the set-up costs (which may include technical assistance; analytical, process and cleaning validation; product stability associated with the process validation; and capital costs for machine change parts) for such Additional Product (in both Bulk and Packed options) which must be calculated by Mayne Pharma in good faith; or

(ii)	decline the request to manufacture such Additional Product, if Mayne Pharma considers it would not have the manufacturing capabilities, even if it used its best efforts, for such Additional Product, citing reasons for such rejection.

(c)	If Mayne Pharma provides a response in accordance with clause 2.2(b)(i), then, for a period of six (6) weeks from the date the Additional Product Response is received by the Customer, the parties must negotiate and finalise in good faith the terms on which Mayne Pharma will manufacture and supply the Additional Product and amend this agreement to include the products described in the Additional Product Offer as “Products” under this agreement, however neither party is under any obligation to reach agreement with the other.

3.	Specifications

3.1	Complete and adequate

The Customer warrants that, throughout the Term, the Specifications:

(a)	are complete and adequate specifications, instructions and directions as to the Customer's requirements for the Product; and

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(b)	include all formulae, data, know-how and methodology necessary or desirable to enable or assist Mayne Pharma to manufacture and handle the Product in a good, safe and efficient manner.

3.2	Alteration of Specifications

(a)	Mayne Pharma must not alter the Specifications without the Customer's prior consent in writing.

(b)	The Customer, after consultation with and subject to the written agreement of Mayne Pharma, may alter the Specifications.

4.	Materials

4.1	Quality

(a)	Mayne Pharma is responsible for ensuring the Materials (except the Customer-Supplied Materials) are of good merchantable and safe quality and are reasonably fit for the purpose for which they are intended (but, to avoid doubt, is not responsible for any deficiencies in quality or lack of fitness for purpose that are caused by any failure of the Customer to comply with its obligations under this agreement, including under clause 3.1 or clause 5.1(b)).

(b)	Customer is responsible for creating and maintaining any Safety Data Sheet (“SDS”) required for the Product.

4.2	Customer-Supplied Materials

(a)	Customer must supply all Customer-Supplied Materials to Mayne Pharma at no cost and must ensure all such Customer-Supplied Materials are delivered to Mayne Pharma’s Salisbury Site.

(b)	Customer is responsible for ensuring the Customer-Supplied Materials are of good merchantable and safe quality and are reasonably fit for the purpose for which they are intended and must perform any testing on such Customer-Supplied Materials specified in item 5 of Schedule 1 Customer must ensure each delivery of Customer-Supplied Materials is accompanied by a certificate of analysis certifying that the Customer- Supplied Materials conform with the relevant specifications.

(c)	The Customer-Supplied Materials are, and shall remain the exclusive property of Customer, and shall be insured against risk of loss at all times by Customer. Mayne Pharma will use Customer-Supplied Materials only as necessary or reasonably useful to perform its obligations under this agreement.

(d)	Customer represents and warrants to Mayne Pharma that, as of the Commencement Date and at all times during the Term, no SDS or specific safety or handling data are or will be applicable to any Customer-Supplied Materials provided by Customer to Mayne Pharma, except as disclosed to Mayne Pharma in writing in advance by Customer in sufficient time for review and training by Mayne Pharma prior to Customer’s provision thereof; provided, however, that, where appropriate or required by law, as determined by Mayne Pharma in good faith and its reasonable discretion, Customer will provide a SDS and all related safety and handling data for any such Customer-Supplied Materials specified by Mayne Pharma.

4.3	Specifications

The parties have agreed the specifications and testing procedures (and associated costs) in respect to the contents and quality of the Materials as specified in the Quality Agreement from time to time. Such specifications can be amended by written agreement of the parties.

4.4	Cost

(a)	Unless expressly agreed in writing to the contrary, the cost of the Materials is included in the Prices.

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(b)	In addition to Materials used to manufacture Products, Customer must pay for any Materials that are not used to manufacture Products in the following circumstances:

(i)	Mayne Pharma purchases Materials for the purpose of manufacturing Products for the Customer under this agreement but subsequently those Materials become obsolete due to the Customer or a Regulatory Authority requesting changes to the Specifications (in which case the Customer must pay for the cost of any obsolete Materials that can no longer be used to manufacture Products); and

(ii)	In response to Orders confirmed in accordance with clause 6.2, Mayne Pharma is required to purchase a minimum order quantity of one or more Materials and the minimum order quantity is so large that the Materials cannot be fully utilised before the expiry date for those Materials (in which case the Customer must pay for the cost of the Materials that are not used at the date of their expiry).

(iii)	In response to forecasts provided in accordance with clause 6.1(a), Mayne Pharma is required to purchase a minimum order quantity of one or more Materials and the minimum order quantity is so large that the Materials cannot be fully utilised before the expiry date for those Materials (in which case the Customer must pay for the cost of the Materials that are not used at the date of their expiry).

4.5	Tooling

The Customer must pay all costs associated with acquiring and installing at Mayne Pharma’s facility any tooling that is required to manufacture the Products, and will own such tooling. Mayne Pharma is responsible for the routine maintenance of the tooling, including qualification (to Mayne Pharma protocol), cleaning, polishing and oiling of the tooling in accordance with Mayne Pharma’s standard operating procedure.

5.	Compliance with laws and regulations

5.1	Customer's obligations

The Customer must:

(a)	ensure that the Product is approved by or registered with any relevant Regulatory Authority, and that the Product remains approved or registered for the duration of this agreement;

(b)	ensure that the Product, when manufactured in accordance with the Specifications, complies with all applicable laws, rules and regulations;

(c)	obtain any consents or approvals which may be necessary or desirable in respect of the manufacture, storage, distribution, transportation, import, export or sale of the Product;

(d)	only deal with the Products in accordance with all applicable laws, rules and regulations;

(e)	advise Mayne Pharma as soon as reasonably practicable after becoming aware of any Adverse Drug Event;

(f)	handle any quality complaint resulting from the use of any of the Products or any Adverse Drug Event; and

(g)	advise Mayne Pharma of any matters necessary or relevant to be known by Mayne Pharma to ensure that it manufactures the Product in compliance with all applicable laws, rules and regulations.

5.2	Mayne Pharma's obligations

(a)	Mayne Pharma must:

(i)	manufacture the Product in accordance with the Specifications;

(ii)	manufacture the Product in accordance with current Good Manufacturing Practices;

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(iii)	obtain and maintain all necessary approvals and licences in respect of Mayne Pharma's activities under this agreement; and

(iv)	ensure that Mayne Pharma's premises comply with standards stipulated by relevant State or Commonwealth authorities of Australia and standards stipulated by each Regulatory Authority.

(b)	To the extent permitted by law, Mayne Pharma makes no other representation or warranty, express or implied, with respect to the Product.

5.3	Quality agreement

(a)	The parties must execute the Quality Agreement simultaneously with the execution of this agreement.

(b)	If the Quality Agreement is not executed within 20 Business Days of the date of this agreement, Mayne Pharma may terminate this agreement by notice in writing.

(c)	If there is any inconsistency between this agreement and the Quality Agreement, the terms of this agreement will prevail to the extent of such inconsistency.

6.	Forecasts and Orders

6.1	Forecasts

(a)	On the first day of each Month starting on the Commencement Date, the Customer must provide Mayne Pharma with a forecast of its monthly requirements for Bulk Product or Packed Product for the following 12 month period starting on the first day of that Month (Forecast).

(b)	The following rules apply to the Forecasts:

(i)	the first 90 days of each Forecast must consist of Orders that the Customer has placed or will place in accordance with 6.2(a) (Binding Forecast); and

(ii)	the product quantities provided for in the remaining period of the Forecast (Non- Binding Forecast) are, subject to clauses 6.2(c) and (d), for planning purposes only and do not constitute a commitment to purchase or supply.

6.2	Orders

(a)	The Customer must provide Mayne Pharma with a purchase order setting out the quantities of the Product, Bulk or Packed, desired delivery date and delivery instructions (Order), at least 90 days before the stipulated desired delivery date.

(b)	Each Order must be for whole multiples of the Minimum Order Quantity, unless the parties agree in writing to an alternative Order quantity before an Order is placed.

(c)	On receipt by Mayne Pharma of an Order, Mayne Pharma will do one of the following:

(i)	confirm its acceptance in writing and notify the Customer of the expected date of delivery (Delivery Date) of the Product;

(ii)	refuse to confirm any quantity of any Order which exceeds:

(A)	any Binding Forecast provided by the Customer for the period corresponding to the particular Order; or

(B)	120% of the most recent Non-Binding Forecast provided by the Customer for the period corresponding to the particular Order; or

(iii)	refuse to confirm any part of the Order for any other reason,

provided that if Mayne Pharma fails to notify the Customer within seven Business Days of its receipt of the Order, Mayne Pharma will be deemed to have accepted the Order in full.

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(d)	To the extent that an Order is 70% or less than the most recent Non-Binding Forecast provided by the Customer for the period corresponding to that Order, Mayne Pharma may notify the Customer, within seven Business Days of receiving the Order, that it elects to supply the Order on the condition that the Customer pays an amount equal to the Prices for 70% of the quantities identified in that Non-Binding Forecast in lieu of the Prices for the actual amount of the Order that is supplied.

(e)	Mayne Pharma agrees to use its reasonable endeavours:

(i)	to provide a Delivery Date not later than the delivery date specified in a valid Order; and

(ii)	to supply the Order by the Delivery Date.

(f)	Where a Material used in connection with the manufacture of a Product is a Long Lead Time Item, Mayne Pharma may order the quantity of Long Lead Time Items required to manufacture the quantity of Products set out in the Forecast given by the Customer prior to the start of the applicable Lead Time. If any Long Lead Time Item is unused or expires as a result of the Customer not placing an Order that corresponds to its last Forecast that was given prior to the start of the applicable Lead Time and on the basis of which Mayne Pharma decided to purchase that Long Lead Time Item, then the Customer will reimburse the cost of that unused or expired Long Lead Time Item to Mayne Pharma in accordance with the payment terms set out in item 3 of Schedule 1.

6.3	Stock

(a)	Subject to clause 6.3(b), Mayne Pharma will manufacture the Product in accordance with the Orders accepted by Mayne Pharma.

(b)	In accordance with clause 13.1, Mayne Pharma may stop manufacture of the Product by giving the Customer at least 12 months' notice.

(c)	The Customer may submit Orders to Mayne Pharma after receiving the notice under clause 6.3(b), provided the Orders are in accordance with the current Forecast.

6.4	Minimum Annual Volumes

(a)	The Customer will place Orders in each Commercial Year for at least the Minimum Annual Volumes.

(b)	For any Commercial Year which comprises a period of less than 12 months, the Minimum Annual Volumes required to be purchased by the Customer shall be appropriately reduced on a pro rata basis.

(c)	If, in any Commercial Year the Customer purchases less than the Minimum Annual Volumes (as adjusted under clause 6.4(b) if applicable) , Mayne Pharma may:

(i)	invoice the Customer for the difference between (1) the total fees that the Customer would have paid Mayne Pharma in that Commercial Year if it had purchased the Minimum Annual Volumes and (2) the total fees actually paid to Mayne Pharma in the relevant Commercial Year; and/or

(ii)	revise the Prices for the Products in subsequent Commercial Years to account for variations in order sizes and the smaller volume purchased in a prior Commercial Year.

(d)	Where Mayne Pharma issues an invoice to the Customer in accordance with clause 6.4(c)(i), the Customer must pay such invoice in accordance the payment terms set out in item 4 of Schedule 1.

(e)	If, in any two consecutive Commercial Years, the Customer fails to purchase the Minimum Annual Volumes, Mayne Pharma may terminate this agreement.

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7.	Price and terms of payment

7.1	Prices

The Customer will pay Mayne Pharma the Prices for the manufacture of the Product in accordance with clause 7.3.

7.2	Review of Prices

(a)	Not earlier than twelve months following the last Price increase and not more than once in any twelve month period, Mayne Pharma has the right (but not the obligation) to review and vary the Prices by giving 20 Business Days' notice to the Customer, to reflect increases or decreases in:

(i)	The overhead component of Mayne Pharma’s cost of manufacture, being the indirect costs associated with manufacturing the Product, such as salaries (excluding direct labour) consumables, insurance, rent, utilities, depreciation and maintenance,

(ii)	All other cost components that are not captured in (i), including:

(A)	The cost of Materials and direct labour,

(B)	currency fluctuations

(C)	increased costs as a result of changes to Specifications, Government legislation or regulations impacting the Product, including the business of manufacturing the Product anywhere in the world.

Costs may only be increased by the amount of the actual change to those costs (except for costs captured in paragraph (i), which are capped at CPI over the relevant period).

Mayne Pharma will keep full and accurate records of all costs associated with the supply of Products to Customer. Mayne Pharma will at the time of giving notice of a Price increase provide Customer with a breakdown in cost increases and/or decreases of each Material and direct labour cost component outlined above. Upon request Mayne Pharma will produce such records to Customer for inspection and such records may, at Customer’s option, be audited by Customer or its designated representatives. Should Customer and Mayne Pharma fail to reach agreement on Price either party shall be entitled to submit this matter to dispute resolution in accordance with clause 17 of this Agreement.

Notwithstanding the foregoing, Mayne Pharma shall not increase the Price earlier than 01 June 2026.

(b)	In respect of clause 7.2(a), Mayne Pharma will only seek a variation if as a result of the factors specified in a subclause of 7.2(a) (or a combination of factors in such subclauses), supports an increase or decrease of 2% or greater.

(c)	Where appropriate, Mayne Pharma will consult with the Customer before giving notice of a variation of the Price under clause 7.2.

7.3	Invoicing and payment terms

(a)	Mayne Pharma shall issue the Customer with an invoice on or after the date it supplies Products to the Customer in accordance with clause 8.1. The Customer must pay the Prices in accordance with the payment terms set out in item 4 of Schedule 1.

(b)	In respect of charges for Materials (including Long Lead Time Items) that are payable by the Customer under clause 4.4(b), 6.2(f) or 13.5, Mayne Pharma may issue an invoice on or after the date the Customer becomes obliged to pay for such Materials. The Customer must pay the relevant invoice in accordance with the payment terms set out in item 4 of Schedule 1.

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7.4	Rebates

(a)	The Customer shall be entitled to receive rebates from Mayne Pharma for Orders which meet the criteria for such rebates (if any) specified in Schedule 2.

(b)	Within 30 days from the end of each Commercial Year, the Customer will notify Mayne Pharma in writing of the applicable rebate(s), the total number of units which qualify for the rebate(s), and the rebate amount claimed for that Commercial Year. Upon confirmation of the details contained in that notice, Mayne Pharma shall issue the Customer with a credit note for that amount.

8.	Delivery and passing of risk and title

8.1	Delivery

Mayne Pharma will supply the Product to the Customer in accordance with the delivery terms specified in item 5 of Schedule 1

8.2	Risk

All risk of loss or of damage to the Product will pass to the Customer upon delivery of the Product in accordance with the delivery terms specified in item 5 of Schedule 1.

8.3	Title

Title to the Product will pass to the Customer upon payment in full of the Price. Until title passes to the Customer:

(a)	ownership of the Product remains with Mayne Pharma;

(b)	the Customer holds the Products as bailee and fiduciary for Mayne Pharma; and

(c)	if Mayne Pharma does not receive full payment when due it may, acting reasonably, retake possession of the Product.

9.	Acceptance of Product

9.1	Certificate of Analysis

Each delivery of the Product will be accompanied by a Certificate of Analysis from Mayne Pharma in respect of those Products. However, Mayne Pharma has no responsibility for any of the following:

(a)	testing of the Bulk Product (including any stability trials); and

(b)	stability testing of the Packed Product; and

(c)	if a third party packed the finished product, release of the finished product (i.e. once the Product has been packaged).

9.2	Defective Product

(a)	The Customer must notify Mayne Pharma within ten Business Days of receipt of any delivery of the Product if the Customer reasonably believes any of the Product does not conform to the Specifications (Defective Product).

(b)	If the Customer gives notice under paragraph (a), the parties agree to consult with each other to resolve the issue (during which time Mayne Pharma may conduct its own retention sample testing). If the discrepancy is not resolved within a further ten Business Days from the receipt of the notice, the parties agree to appoint (subject to paragraph (d)(i), at the Customer's expense) an independent analyst, acceptable to both parties, that will carry out tests on representative samples taken from such shipment, and the results of such tests will be binding on the parties.

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(c)	If the Customer does not notify Mayne Pharma in accordance with paragraph (a), then the Customer will be deemed to have accepted the Product at the end of the ten Business Day period after receipt of the Product.

(d)	If the independent analyst appointed under paragraph (b) determines that the Defective Product does not conform to the Specifications, then, provided that the Product has been stored at the appropriate storage conditions specified for the Product during shipping and storage of the Product once the Product has left Mayne Pharma’s facility:

(i)	Mayne Pharma must, at its expense, replace any such Defective Product and pay the costs of the independent analyst (or, if the Customer has already paid those costs, reimburse the Customer for those costs); and

(ii)	all quantities of Defective Product must, at Mayne Pharma's election and expense be either:

(A)	returned to Mayne Pharma at an address notified by Mayne Pharma, and packed and shipped according to instructions provided by Mayne Pharma; or

(B)	destroyed by the Customer under Mayne Pharma's direction.

(e)	If the independent analyst determines that the Defective Product does conform to the Specifications, the Customer is deemed to have accepted the Product, must pay Mayne Pharma for the Product in accordance with clause 7.3 and will reimburse Mayne Pharma for any costs incurred by Mayne Pharma in attempting to resolve the issue, including the costs of any retention sample testing conducted by Mayne Pharma.

9.3	Sole remedy

Despite any other provision in this agreement, the Customer's sole remedy in respect of Product which fails to conform to the Specifications is, and Mayne Pharma's liability to the Customer under this agreement will be, limited as set out in clause 10.3.

10.	Liability, indemnity and insurance

10.1	No exclusion or limitation

To the extent that the Customer acquires goods or services from Mayne Pharma as a consumer within the meaning of the Australian Consumer Law, the Customer may have certain rights and remedies (including, without limitation, consumer guarantee rights) that cannot be excluded, restricted or modified by agreement. Nothing in this clause 10 operates to exclude, restrict or modify the application of any implied condition or warranty, provision, the exercise of any right or remedy, or the imposition of any liability under the Australian Consumer Law or any other statute where to do so would:

(a)	contravene that statute; or

(b)	cause any term of this agreement to be void, (Non-excludable Obligation).

10.2	Exclusion of implied obligations

Except in relation to Non-excludable Obligations, all conditions, warranties, guarantees, rights, remedies, liabilities or other terms that may be implied by custom, under the general law or by statute are expressly excluded under this agreement.

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10.3	Limitation of liability regarding matters other than Non-Excludable Obligations

Except in relation to Non-excludable Obligations, Mayne Pharma's liability to the Customer arising directly or indirectly under or in connection with this agreement or the performance or non-performance of this agreement and whether arising under any indemnity, statute, in tort (for negligence or otherwise), or on any other basis in law or equity is limited as follows:

(a)	Mayne Pharma will have no liability whatsoever to the Customer for any loss of contract, loss or damage of the character of loss of profit or revenue, loss of opportunity, loss of production, loss of customers or goodwill, production stoppage, loss or corruption of data, loss of use of data, loss of privacy of communications, or any special, indirect or consequential loss or damage; and

(b)	the aggregate of Mayne Pharma's liability to the Customer is otherwise limited to an amount equal to the total consideration for the Product paid by the Customer to Mayne Pharma under this agreement in the 12 months prior to the time of the event giving rise to the liability occurred.

10.4	Limitation on claims

A party is not liable for any breach of this agreement unless:

(i)	notice of a claim in respect of the breach is given by the non-breaching party to the alleged breaching party within 12 months of the non-breaching party becoming aware of the breach; and

(ii)	within 6 months of the non-breaching party serving the notice, the claim has been admitted or satisfied by the alleged breaching party; settled between the parties or referred for dispute resolution in accordance with clause 17 or (if applicable) to a court of competent jurisdiction by the non-breaching party in relation to the claim.

Otherwise, the claim is taken to be waived or withdrawn and is barred and unenforceable. For the purposes of this clause, “claim” means, in relation to a person, a demand, claim, action or proceedings made or brought by or against the person, however arising and whether present, unascertained, immediate, future or contingent.

10.5	Indemnity

The Customer must indemnify and hold harmless and keep indemnified and held harmless Mayne Pharma, its related bodies corporate and each of their directors, officers and employees, agents and contractors (each, indemnified persons) from and against all actions, claims, demands, losses, damages, costs and expenses (including legal expenses as between a solicitor and their own client) howsoever and wheresoever arising, whether during or after the Term, for which the indemnified person becomes liable which arise directly or indirectly from or in respect of the Product, its use or effects except to the extent that such action, claim, demand, loss, damage, cost or expense is caused by the gross negligence or wilful misconduct of Mayne Pharma.

10.6	Specific indemnity

Without limiting the generality of the indemnity in clause 10.5, the Customer must indemnify and keep indemnified Mayne Pharma, its related bodies corporate and each of their directors, officers and employees, agents and contractors from and against all actions, claims, demands, losses, damages, costs and expenses arising directly or indirectly from or in respect of:

(a)	negligent, defective or inadequate Specifications;

(b)	defective, inadequate or inefficacious Materials (other than defective, inadequate or inefficacious materials negligently manufactured or supplied by Mayne Pharma and which it is the responsibility of Mayne Pharma to manufacture or supply pursuant to the Specifications); and

(c)	adverse reactions attributable in whole or in part to any failure or omission to research or assess adequately the possible effects of any Product or to give adequate warning or notice of possible adverse reactions to any Product.

10.7	Insurance

Each party must effect and maintain product and public liability insurance, with reputable insurers, which:

(a)	covers Mayne Pharma and the Customer (and each of their employees, contractors and agents) for their respective rights, interests and liabilities in respect of liability for:

(i)	damage or loss occurring to any property; and

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(ii)	injury (including death) to any person,

arising directly or indirectly from or in respect of any Product (to avoid doubt, in whatever country the liability arises); and

(b)	provides coverage for at least $10 million for each occurrence.

10.8	Maintain insurance

The Parties must maintain the insurance policies referred to in clause 10.7 throughout the Term and, in the case of a claims-based policy, until seven years after the end of this agreement.

10.9	Evidence of insurance

On request, a party must provide the other party with evidence of the currency of the insurance policies referred to in clause 10.7

11.	Confidentiality

11.1	Information

In this clause 11, Information means any information supplied by either party (Disclosing Party) to the other (Recipient) in connection with this agreement or its subject matter and, in the case of Mayne Pharma, includes:

(a)	information regarding the quality control, analysis, method of manufacture and other know-how to enable Mayne Pharma to properly undertake the manufacture of the Product; and

(b)	all information regarding pricing, financial and other commercial or technical information relating to the Product or Mayne Pharma's Materials.

11.2	Restrictions on disclosure and use

Subject to the exceptions and permitted disclosures set out below, each Recipient agrees:

(a)	to keep the Information received by it from the Disclosing Party strictly secret and confidential; and

(b)	to use the Information of the Disclosing Party only for the purposes of this agreement and not for any other activity without the prior written approval of the Disclosing Party,

11.3	Permitted disclosure

(a)	The Recipient may share Information of the Disclosing Party with any of its Affiliates and subcontractors for the purposes of this agreement, provided it must ensure such Affiliates and subcontractors comply with restrictions on use and disclosure of the Information which are at least equivalent to those set out in this agreement.

(b)	The Recipient may disclose Information of the Disclosing Party to the extent such disclosure is required by law or the rules of any applicable securities exchange.

11.4	Exceptions

The restrictions on disclosure and use set out above do not apply to the extent the Recipient can show the Information:

(a)	was public knowledge or generally known in the pharmaceutical industry at the date of its disclosure or which subsequently becomes public knowledge or generally known in the pharmaceutical industry through no act or failure to act on the part of the Recipient;

(b)	is or was already in the Recipient's possession and was not acquired directly or indirectly from the Disclosing Party;

(c)	is or was acquired by the Recipient in good faith from a third party who was not under an obligation of confidence with respect to that Information; or

(d)	is or was independently developed by or on behalf of Recipient without reference to, or reliance on the Information of the Disclosing Party.

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11.5	Return of Information

Each Recipient agrees, at the election of the Disclosing Party:

(a)	to return to the Disclosing Party; or

(b)	to destroy,

upon demand all documents, papers and other materials containing any of the Information of the Disclosing Party. Each Recipient may retain Information of the Disclosing Party to the extent (i) required by law, rule or regulation or the Recipient’s bona fide internal record keeping policies provided no attempt is made to use such Information except for legal or compliance purposes or (ii) it is held as a backup in electronic form in backup tapes, servers or other sources as a result of Recipient’s normal back up procedures for electronic data, provided that no attempt is made to recover such Information from back-up tapes, servers or other sources (except for legal or compliance purposes).

12.	Intellectual property rights

12.1	Licence by Customer

The Customer grants to Mayne Pharma a non-exclusive, non-transferable licence to use all Intellectual Property Rights relating to the Specifications and the Product only for the purposes of this agreement and not for any other activity, which licence is capable of sub licence for that purpose to any related body corporate of Mayne Pharma.

12.2	Warranty by Customer

The Customer warrants to Mayne Pharma that the use by Mayne Pharma and its related bodies corporate of the Specifications and the manufacture by Mayne Pharma of the Product on behalf of the Customer will not infringe the Intellectual Property Rights of any third party.

12.3	Indemnity by Customer

The Customer agrees to indemnify Mayne Pharma, its related bodies corporate and each of their directors, officers and employees, agents and contractors (each, indemnified persons) from and against all actions, claims, demands, losses, damages, costs and expenses (including legal expenses as between a solicitor and their own client) which the indemnified person may incur as a result of using the Specifications or manufacturing or selling the Product, including claims relating to any infringement of a third party's Intellectual Property Rights.

13.	Termination by a party

13.1	Termination without cause

Either party may terminate this agreement without cause by providing the other party at least 12 months’ notice in writing.

13.2	Termination for breach

A party may terminate this agreement with immediate effect by notice to the other party if:

(a)	that other party breaches any material provision of this agreement and fails to remedy the breach within 20 Business Days after receiving notice requiring it to do so;

(b)	that other party breaches a material provision of this agreement where that breach is not capable of remedy; or

(c)	any event referred to in clause 13.3 happens to that other party.

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13.3	Notification of events

Each party must notify the other party immediately if:

(a)	a party commits a breach of or fails to observe any provision binding upon it under or pursuant to this agreement and fails or omits to rectify such breach or failure within 20 Business Days of receipt of notice from the other party requiring it so to do;

(b)	that party ceases to carry on business;

(c)	that party ceases to be able to pay its debts as they become due;

(d)	any step is taken by a mortgagee to take possession or dispose of the whole or part of that party's assets, operations or business;

(e)	any step is taken to enter into any arrangement between that party and its creditors;

(f)	any step is taken to appoint a receiver, a receiver and manager, a trustee in bankruptcy, a provisional liquidator, a liquidator, an administrator or other like person of the whole or part of that party's assets, operations or business;

(g)	an order is made for winding up or dissolution without winding up of the party or an effective resolution is passed for the winding up of a party; or

(h)	where that party is a partnership, any step is taken to dissolve that partnership.

13.4	Accrued rights and remedies

Termination of this agreement does not affect any accrued rights or remedies of either party.

13.5	Materials remaining on termination

At the expiration of the Term or upon earlier termination of this agreement, the Customer must, if requested by Mayne Pharma to do so, purchase at current market value or cost (whichever is the higher), such of the Materials as nominated by Mayne Pharma, provided these are in good condition.

14.	Force majeure

14.1	Occurrence of Force Majeure Event

If a Force Majeure Event affecting a party precludes that party (Precluded Party) partially or wholly from complying with its obligations (except its payment obligations) under this agreement then:

(a)	as soon as reasonably practicable after that Force Majeure Event arises, the Precluded Party must notify the other party of:

(i)	the Force Majeure Event;

(ii)	which obligations the Precluded Party is precluded from performing (Affected Obligations);

(iii)	the extent to which the Force Majeure Event precludes the Precluded Party from performing the Affected Obligations (Precluded Extent); and

(iv)	the expected duration of the delay arising directly out of the Force Majeure Event;

(b)	the Precluded Party's obligation to perform the Affected Obligations will, to the Precluded Extent, be suspended for the duration of the actual delay arising directly out of the Force Majeure Event; and

(c)	the other party's obligations to perform any obligations dependent on the Affected Obligations will be suspended until the Precluded Party resumes performance.

14.2	Termination

If the suspension under clause 14.1(b) continues for more than 180 days, the other party may terminate this agreement immediately by giving notice to the Precluded Party.

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14.3	Consequences of termination

If a party terminates this agreement under clause 14.2:

(a)	the rights and obligations of the parties under this agreement (including, but not limited to, any licence) cease; and

(b)	any accrued rights or remedies of a party are not affected.

15.	Term

15.1	Initial Term

This agreement starts on the Commencement Date and continues for the Initial Term, as set out in item 2 of Schedule 1, subject to any earlier termination of this agreement and clause 15.2 below.

15.2	Extensions of Initial Term

The Initial Term will automatically extend by successive 12-month periods unless a party serves notice on the other to terminate at least 12 months prior to the end of the Initial Term or the then applicable extended term. Where a party serves such notice on the other, the agreement will terminate with effect from the final date of the then applicable term. Any such extension in place as at the commencement of the Further Term shall expire upon commencement of the Further Term.

15.3	Further Term

The Further Term commences and expires on the dates set out in item Schedule 13 of Schedule 1, subject to any earlier termination of this agreement and clause 15.4 below.

15.4	Extensions of Further Term

The Further Term will automatically extend by successive 12-month periods unless a party serves notice on the other to terminate at least 12 months prior to the end of the Further Term or the then applicable extended term. Where a party serves such notice on the other, the agreement will terminate with effect from the final date of the then applicable term.

16.	Notices and other communications

16.1	Service of notices

A notice, demand, consent, approval or communication under this agreement (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered or sent by prepaid post or facsimile to the recipient's address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.

16.2	Effective on receipt

A Notice given in accordance with clause 16.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, on the second Business Day after the date of posting (or on the seventh Business Day after the date of posting if posted to or from a place outside Australia);

(c)	if sent by facsimile, when the sender's facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day

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17.	Dispute resolution

17.1	No court proceeding unless procedure followed

A party must not start arbitration (other than arbitration under clause 17.4) or court proceedings (except proceedings seeking interlocutory relief) unless it has complied with this clause 17.

17.2	Notice of Dispute

A party claiming that a dispute, difference or question arising out of or relating to this agreement (including its existence, validity or termination thereof) has arisen (Dispute) must give the other party notice of the details of the Dispute (Dispute Notice).

17.3	Negotiations

The parties must attempt to resolve any Dispute by negotiations using the following escalation procedure:

(a)	when a Dispute Notice is given, each party's respective representatives must first attempt to resolve the Dispute for a period of at least five Business Days; and

(b)	if they cannot resolve the Dispute within five Business Days after the Dispute Notice is given, they must refer the Dispute to their respective chief executive officers (or the chief executive officer of a party’s ultimate parent company or his or her delegate) (Senior Representatives) who must then attempt to resolve it for a period of at least ten Business Days.

17.4	Arbitration

If the Senior Representatives cannot resolve the Dispute within 10 Business Days after referral in accordance with clause 17.3(b) (or longer period if the parties to the Dispute agree in writing), the Dispute must, at the request of either party, be submitted to arbitration in Melbourne, Australia, in accordance with, and subject to, ‘The Institute of Arbitrators & Mediators Australia Rules for the Conduct of Commercial Arbitrations'. There will be one arbitrator, who will be appointed under the rules, whose decision will be final and binding on the parties. The language of the arbitration proceedings shall be English.

17.5	Urgent injunctive or other interlocutory relief

Neither party is prevented from applying to a court at any stage for urgent injunctive or other interlocutory relief.

17.6	Parties not relieved from obligations under this agreement

The parties must continue to perform their respective obligations under this agreement pending the resolution of a Dispute.

17.7	Confidentiality

Any information or documents disclosed by a party under this clause 17 must be kept confidential and may only be used to attempt to resolve the Dispute.

17.8	Costs

Each party must bear its own costs of complying with this clause 17. The parties must equally pay the costs of any arbitrator.

17.9	Breach of this clause

If, in relation to a Dispute, a party breaches any of clauses 17.1 to17.8, the other party need not comply with those clauses in relation to that Dispute.

18.	Tax

18.1	Prices are Tax exclusive

The Prices and any other charges payable to Mayne Pharma under this agreement do not include any amount on account of any Tax payable by Mayne Pharma.

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18.2	GST

(a)	Words or expressions used in this clause 18.2 which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the same meaning in this clause 18.

(b)	Any consideration to be paid or provided to Mayne Pharma for a supply made by Mayne Pharma under or in connection with this agreement, unless specifically described in this agreement as 'GST inclusive', does not include an amount on account of GST.

(c)	Despite any other provision in this agreement, if Mayne Pharma makes a supply under or in connection with this agreement on which GST is payable (not being a supply the consideration for which is specifically described in this agreement as 'GST inclusive'):

(i)	the consideration payable or to be provided for that supply under this agreement but for the application of this clause (GST exclusive consideration) is increased by, and the Customer must also pay to Mayne Pharma, an amount equal to the GST exclusive consideration multiplied by the prevailing rate of GST (GST Amount); and

(ii)	the GST Amount must be paid to Mayne Pharma by the Customer without set off, deduction or requirement for demand, at the same time as the GST exclusive consideration is payable or to be provided.

(d)	If a payment to a party under this agreement is a reimbursement or indemnification or otherwise calculated by reference to a loss, cost or expense incurred by that party, then the payment will be reduced by the amount of any input tax credit to which that party, or the representative member of the GST group that party is a member of (as the case may be), is entitled in respect of that loss, cost or expense.

(e)	Mayne Pharma will give the Customer a tax invoice in respect of a taxable supply made under or in connection with this agreement.

(f)	If an adjustment event arises in respect of a supply made by Mayne Pharma under or in connection with this agreement then:

(i)	if Mayne Pharma's corrected GST amount is less than the previously attributed GST amount, Mayne Pharma will refund the difference to the Customer; or

(ii)	if Mayne Pharma's corrected GST amount is greater than the previously attributed GST amount, the Customer will pay the difference to Mayne Pharma; and

(iii)	Mayne Pharma must issue an adjustment note to the Customer; and

(iv)	any payment under clauses 18.2(f)(i) or 18.2(f)(ii) must be paid to Mayne Pharma or the Customer (as the case may be) within 15 Business Days of the adjustment note being issued by Mayne Pharma.

19.	Anti-corruption

19.1	Compliance with laws and regulations

Without limitation, each party represents that it is now in compliance with and will at all times remain in compliance with all applicable law and regulations relating to anti-corruption in Australia, including the Australian Criminal Code Act 1995 (Cth), the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth), as well as the US Foreign Corrupt Practice Act 1977, the UK Bribery Act 2010 and related regulations, and any other applicable anti- corruption laws prohibiting bribery or other forms of corruption, including money laundering, within the public and private sectors.

19.2	Conflicts of interest

Except as disclosed in writing, each party warrants that:

(a)	it does not have any interest which directly or indirectly conflicts with its proper and ethical performance of this agreement; and

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(b)	it will maintain arms-length relations with all third parties (including government officials) with which it deals for, or on behalf of, the other party (if relevant).

20.	Personal Properties Securities Act (PPSA)

(a)	The parties agree that by virtue of clause 8.3 Mayne Pharma has a security interest in the Product for the purposes of the PPSA to secure payment and to the extent applicable the PPSA applies.

(b)	Mayne Pharma may do anything reasonably necessary to perfect the security interest and comply with the requirements of the PPSA and the Customer agrees to do all things reasonably necessary to assist with this.

(c)	Mayne Pharma and the Customer agree that, pursuant to section 115 of the PPSA the following sections do not apply – section 129 (disposal by purchaser), section 129 (disposal by purchase); section 130 (notice of disposal) to the extent that it requires the secured party to give a notice to the grantor before disposal; paragraph 132(3)(d) (contents of statement of account after disposal); subsection 132(4) (statement of account if no disposal); section 142 (redemption of collateral); section 143 (reinstatement of security agreement).

21.	Miscellaneous

21.1	Assignment

(a)	Subject to (b), neither party may assign this agreement or a right under this agreement, unless it obtains the prior written consent of the other party which will not be unreasonably withheld or delayed.

(b)	Either party may assign its rights and obligations under this agreement to an affiliate or transferee or acquirer of, or successor to, all or substantially all of its assets or business to which this agreement relates without the prior consent of the other party, provided the rights and obligations under this agreement remain unaffected.

21.2	Costs

Each party must pay its own costs of negotiating, preparing and executing this agreement.

21.3	Counterparts

This agreement may be executed in counterparts. All executed counterparts constitute one document. Signatures to this agreement transmitted by facsimile, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means which preserves the original graphic and pictorial appearance of the agreement, shall have the same effect as physical delivery of the paper document bearing the original signature.

21.4	Entire agreement

This agreement constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter. The schedules and annexures to this agreement form part of this agreement.

21.5	Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and any transaction contemplated by it.

21.6	Governing law and jurisdiction

This agreement is governed by the laws of Victoria, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Victoria, Australia. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this agreement.

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21.7	No merger

The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.

21.8	No modification

This agreement cannot be modified or waived except in writing and signed by the parties.

21.9	Non-waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

21.10	Relationship

The relationship of principal and agent must not exist between the parties and Mayne Pharma is an independent contractor and not an agent of the Customer. Neither party must have any authority to act, execute any documents or warrant or represent on behalf of or otherwise bind the other party.

21.11	Rights cumulative

Except as expressly stated otherwise in this agreement, the rights of a party under this agreement are cumulative and are in addition to any other rights of that party.

21.12	Severability

If any term or provision of this agreement is held to be invalid or unenforceable, it is to be read down so as to be valid or enforceable or, if such reading down is not possible, severed and the remaining terms hereof will not be affected but will be valid and enforced to the fullest extent permitted by law.

21.13	Survival of obligations

Any indemnity or any obligation of confidence under this agreement is independent and survives termination of this agreement. Any other term by its nature intended to survive termination of this agreement survives termination of this agreement.

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Schedule 1 – Commercial Terms

1.	Commencement Date

9 April 2018

2.	Initial Term

3 years

3.	Further Term

Further Term Commencement Date: 1 April 2025

Further Term Expiry Date: 31 March 2028

4.	Payment terms

30 days from date of invoice

5.	Delivery terms

EXW (Incoterms 2020) Mayne Pharma Salisbury Site

6.	Customer-Supplied Materials

Materials	Testing to be performed by Customer prior to delivery to Mayne Pharma
Colostrum Powder API	All required release testing, including all IgG and ELISA testing

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Schedule 2– Agreed Product Unit Prices, Batch Sizes and Minimum Annual Volumes

A.	BULK PRODUCT

Product	Price per thousand tablets (excluding GST) ($AUD)	Batch Size (tablets)	Minimum Order Quantity	Minimum Annual Volume
Colostrum 200mg	For PO-0267 (delivery date
tablets (bulk form)	18 Oct 2024) and PO-0268
(delivery date 15 Nov 2024):

For all other Orders
delivered after 1 Oct 2024:

NOTES:

•	Pricing does not include final product release to market. Mayne Pharma is not responsible for testing of the finished packed product or finished pack stability of Bulk Product

•	Minimum Order Quantity is the minimum quantity of tablets that must be ordered in a single Order.

•	Orders of Packed Product will count towards the Minimum Annual Volume for Bulk Product.

B.	PACKED PRODUCT

Product	Price per pack (excluding GST) ($AUD)	Batch Size (packs)	Minimum Order Quantity (packs)	Minimum Annual Volume (packs)
Travelan® Australia 30’s
Travelan® USA 30’s
Travelan® Canada 30’s
Protectyn® 30’s

NOTES:

•	Minimum Order Quantity is the minimum quantity of packs that must be ordered in a single Order.

•	Orders of Packed Product will count towards the Minimum Annual Volume for Bulk Product (above, Sch 2 Part A), however Orders of Bulk Product will not count towards the Minimum Annual Volume of Packed Product.

•	Each single Order can have at most 2 different Products.

•	Prices for Packed Product include the price of the Bulk Product and the packing.

•	Pricing does include final product release to market.

•	Prices are exclusive of stability and annual product quality reviews, these can be performed and will be costed on an hourly fee for service basis.

•	Printed foil for Travelan® Australia, Travelan® USA and Travelan® Canada must all be the same.

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C.	REBATES FOR PACKED PRODUCT

Packed Product	Volume Invoiced per Commercial Year (packs)	Rebate Value per Pack ($AUD)
Travelan AU/US/CA	<200,000
Travelan AU/US/CA	>200,000

As an example, for the period between 01 December 2025 and 30 November 2026 if Mayne Pharma invoices Customer for 320,000 packs of Travelan® Australia, Travelan® USA or Travelan® Canada there will be a rebate of         payable

•	The first 200,000 packs invoiced no rebate payable

•	Rebate bracket 120,000 packs x =

Manufacture and supply agreement | page 28

Schedule 3 – Long Lead Time Items

Material	Item No.	Minimum Order Quantity	Lead Time
Microcrystalline	222329	100kg	128 days
Glucose BP	222330	50kg	128 days
Croscarmellose Sodium	259001	25kg	135 days
Film Triplex	501651	500kg	128 days
Alu Printed Foil	TBD	500kg	180 days
Travelan® & Protectyn® Cartons	TBD	104,000	90 days

Manufacture and supply agreement | page 29

Signing page

EXECUTED as an agreement.

Signed for Mayne Pharma International Pty Ltd by an authorised officer	/s/ Grant Swart
Signature of authorised representative.

07-May-2025

Grant Swart
Name of authorised representative (print)

VP & General Manager Australia
Office held

Signed for Immuron Ltd by an authorised officer	/s/ Steven Lydeamore
Signature of authorised representative

07-May-2025

Steven Lydeamore
Name of authorised representative (print)

Chief Executive Officer
Office held

Manufacture and supply agreement | page 30